SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2001

FORTUNE NATURAL RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-12334	95-4114732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 W. Greens Road, Suite 720, Houston, Texas                 77067
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code: (281) 872-1170
Registrant's telecopier number, including area code: (281) 872-1213

                                     N/A
(Former name or former address, if changed since last report)

Item 5.          Other Items

        April 17, 2001 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today provided this exploration program update:

Texas Gulf Coast and State Waters Activity:

        Cadiz Prospect - Bee County, Texas - Onshore:

        Brooks #3 Well:     Final logging results of the Brooks #3 well, the third Cadiz 3-D Seismic Prospect, indicate that the well encountered approximately 55 feet of net pay in the Slick sand and up to 160 feet of prospective pay in the Luling sands.

        Casing has been set and the well will first be perforated in the Luling sands to test that prospective section. If it is not productive for any reason the net pay in the Slick sands will be put on production. A flow line is currently being laid to connect the well to sales. Fortune owns a 6.5625% working interest in the producing well. The well was drilled on a 3-D seismic anomaly generated from 3-D seismic licensed by Fortune. Fortune’s cost in this well was approximately $53,000.

        La Rosa - Refugio County, Texas - Onshore:

        Multi-well Re-completion Program:     Fortune and its partners have moved a workover rig onto the La Rosa field and have begun a multiple well workover program to re-complete existing wells in new formations. Fortune and its partners recently completed reprocessing their 24 square mile proprietary 3-D seismic using pre-stack time migration; Fortune believes the data has been significantly enhanced and it is currently being interpreted for both shallow and deep potential. Preliminary results of that interpretation have identified some new and additional locations for future wells and additional by-passed pay opportunities in existing wells. Fortune owns between 18.75% and 37.5% in the various well bores and new wells in the La Rosa Field.

        Gamble Gully Prospect - Live Oak County, Texas:

        Koemel #1 Sidetrack Well:     Fortune participated in a side-track from an existing wellbore in the Gamble Gully field in Live Oak County in a project it believes could hold up to approximately 36 Bcf of natural gas in two Wilcox formations. Fortune and its partner are testing a theory that between 2.6 Bcf to 14.6 Bcf of natural gas reserves in the Slick formation and 7.7 Bcf to 21.7 Bcf of natural gas reserves in the Luling formation, according to an independent report, are remaining in this old field. Originally 4 wells were drilled in the Gamble Gully field that produced a total of 7.8 Bcf from these Wilcox sands without modern stimulation techniques. Fortune and its partner used an existing wellbore to drill a sidetrack well approximately 250 feet away to test pressures and to see if water had encroached around the original wellbore. The well originally tested at approximately 200 mcf a day, un-stimulated, and pressures were near original reservoir levels. A sales line has been constructed and natural gas began to flow to sales in early April, currently at a rate of 115 mcf a day and increasing. Fortune and its partner believe this initial well’s results are quite positive and are planning two additional wells to move further away from existing wellbores. Fortune’s cost of the Koemel #1 sidetrack was approximately $110,000. Fortune has a 30% working interest in this project. No reserves were booked for this project in Fortune’s independent reserve report as of January 1, 2001.

        Espiritu Santo Bay - Calhoun County, Texas - Transition Zone:

        Grass Island Deep Prospect:     Fortune and its partners have been working diligently during the last quarter of 2000 and the first quarter of 2001 to enhance the interpretation of its 135 sq. mile proprietary 3-D seismic, drawing from information learned from the June 2000 test of the first deep prospect well and analogous field information. Five encouraging deep prospects have been more clearly identified to date. After Fortune and its partners completed the acquisitions of interests from some of its partners in the Espiritu Santo Bay project in December 2000, two of Fortune’s partners in the project began discussions to farm out all or a portion of their respective interests in the next deep well or two. Fortune has been advised these discussions are continuing and is hopeful that they will successfully conclude soon so that work can commence on drilling the first of the deep prospects later this summer.

        Additionally, a new shallow miocene well has been proposed on a prospect in Espiritu Santo Bay at Steamboat Pass that should spud in 30 to 60 days. Fortune will have an approximate 14.5% working interest in that well.

Mississippi Onshore Activity:

        West Pointe Prospect - Clay County, Mississippi:

        Fortune has acquired a 20% working interest in new prospect in Mississippi to test a deeper Lower Mississippian trend, Pennsylvanian Sands and Ordovician Dolomite in the Black Warrior Basin. Initial estimates of potential reserves are approximately 59.5 BCF. An exploratory well is expected to spud within the next 30 days. Fortune’s estimated cost to acquire and drill this well will be approximately $125,000.

        FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company’s control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune’s most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company will be successful in meeting its expectations.

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Company Contact: Angela McLane
Asst. to the President/CEO
(281) 872-1170

Item 7.          Financial Statements and Exhibits

        None

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE NATURAL RESOURCES CORPORATION
By: /s/ Dean W. Drulias
Dean W. Drulias Secretary

Date:   April 17, 2001